Exhibit 23.6

CONSENT OF ENTREPRENEURSHARES LLC

We hereby consent to the inclusion of our opinion letter, dated July 30, 2025, to the Board of Directors of Pelican Acquisition Corporation, as Exhibit 99.4, and reference to such opinion letter in, to the proxy statement/prospectus to the Registration Statement on Form S-4 of Pelican Holdco, Inc. (as amended, the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ EntrepreneurShares LLC
EntrepreneurShares LLC

October 30, 2025